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Exhibit 99.1

LIBERTY MEDIA REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS

Initiates Trading of Liberty Entertainment Tracking Stock and Newly Reclassified
Liberty Capital Tracking Stock

Strong Revenue and Operating Cash Flow Growth at both Liberty Interactive Group and
Liberty Entertainment Group

Englewood, Colorado, May 8, 2008—Liberty Media Corporation ("Liberty") (NASDAQ: LINTA/B, LMDIA/B and LCAPA/B) today reported first quarter results for Liberty Interactive Group, Liberty Entertainment Group and Liberty Capital Group. Financial highlights for the quarter included:

  •
  Completed News Corp deal and subsequently issued Liberty Entertainment tracking stock and reclassified Liberty Capital tracking stock.

  •
  Liberty Interactive Group's revenue increased 10% and operating cash flow increased 5%.

  •
  QVC's consolidated revenue increased 5% to $1.77 billion and operating cash flow increased 3% to $387 million.

  •
  Liberty Entertainment Group's revenue increased 11% and operating cash flow increased 17%.

"Liberty Media's transformation continues as we focus on building long term shareholder value by bringing a disciplined operating and creative financial approach to managing our assets," stated Liberty President and CEO Greg Maffei. "The first quarter was a period of intense activity for the company. We completed the News Corp transaction, acquiring a major position in the leading satellite company, DIRECTV. Subsequently, we issued the new Liberty Entertainment tracking stock, with our DIRECTV stake and Starz Entertainment as the core attributed assets. Then, in early April, we increased our DIRECTV position by purchasing additional shares in a creative transaction at attractive terms."

1.    Please see page 10 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP.

On February 27th, we completed the exchange of Liberty's 16% stake in News Corp for a subsidiary of News Corp that holds a 41% stake in DIRECTV, regional sports networks in Denver, Pittsburgh and Seattle, and $465 million of cash. On March 4th, Liberty issued the Liberty Entertainment Group tracking stock which has attributed to it Liberty's interest in The DIRECTV Group, Inc. ("DIRECTV"), three regional sports networks ("Liberty Sports Group"), Starz Entertainment, LLC, FUN Technologies, Inc., GSN, LLC and WildBlue Communications, Inc. And on April 2nd, Liberty Entertainment purchased an additional 78.3 million shares of DIRECTV, increasing its ownership to 48%. To fund the purchase Liberty borrowed $1.98 billion against collateral including a newly executed equity collar on 110 million DIRECTV common shares.

Also during the quarter, Liberty modified certain terms of its 0.75% Time Warner Exchangeable Senior Debentures due 2023 to induce holders not to exercise their March 2008 put rights. The modified terms include (i) deferring Liberty's ability to redeem the debentures until April 5, 2013; (ii) committing to pay holders in cash upon maturity or redemption, rather than in Time Warner Inc. stock; and (iii) increasing the rate of interest to 3.125% after March 30, 2008. In March, Liberty repurchased $486.1 million of the $1.75 billion issue with funds drawn on an existing borrowing facility. The residual $1.26 billion of debentures remains outstanding under the revised terms and are attributed to Liberty Capital.

LIBERTY INTERACTIVE GROUP—The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty's subsidiaries QVC, Provide Commerce, Backcountry.com, Inc., Bodybuilding.com, LLC and BUYSEASONS, Inc. and its 30% interest in IAC/InterActiveCorp, 25% interest in Expedia and 20% interest in GSI Commerce. Liberty has identified wholly-owned QVC, Inc. as the principal operating segment of Liberty Interactive Group.

Liberty Interactive Group's revenue increased 10% and operating cash flow increased 5% for the quarter. The increases are primarily due to growth at QVC and Provide Commerce and the addition of Backcountry.com, Inc. and Bodybuilding.com, LLC which were acquired in June 2007 and December 2007, respectively.

QVC

QVC's consolidated revenue increased 5% in the first quarter to $1.77 billion and operating cash flow increased 3% to $387 million.

"While we demonstrated slight revenue and operating cash flow improvement in a challenging retail environment, our results this quarter remained below QVC targets," said Mike George, QVC President and CEO. "However, our disciplined approach to gross margins coupled with ardent expense management allowed us to maintain strong domestic cash flow margins. We continue to invest in attracting new customers and pleasing existing customers by expanding and upgrading products, enhancing QVC.com and showcasing products in an entertaining format. On the international side of our business, we are pleased with the progress we made as we generated sales growth in all markets. The UK continues its positive revenue and operating cash flow momentum of late last year, we have begun to anniversary the impact of the heightened regulatory focus on health and beauty products in Japan and we remain confident in the operational initiatives we are undertaking in Germany."

QVC's domestic revenue modestly increased in the first quarter to $1.18 billion and operating cash flow increased 1% to $281 million compared to the first quarter of 2007. The mix of product sold shifted from home to jewelry and accessories. The average selling price increased 4% from $46.04 to $48.09 while total units shipped declined to 26.9 million from 27.8 million. Returns as a percent of gross product revenue increased primarily due to higher than anticipated returns for the fourth quarter of 2007 which was provided for in the first quarter. QVC.com sales as a percentage of domestic sales grew from 23% in the first quarter of 2007 to 24% in the first quarter of 2008. The domestic operating cash flow margin remained constant at 24%.

QVC's international revenue increased 15% in the first quarter to $589 million due to favorable foreign currency exchange rates, greater sales to existing subscribers in Germany, and subscriber growth in the U.K. and Japan. Excluding the effect of exchange rates, international revenue increased in each of the international markets and 5% overall. International operating cash flow increased 10% in the first quarter from $96 million to $106 million. International operating cash flow margins declined 80 basis points primarily due to lower gross margins as a result of lower initial product margin and higher commissions expense as a percentage of net revenue due to new fixed-rate agreements in the U.K. and Japan. Initial product margins were lower in the home and jewelry product categories. Excluding the effect of exchange rates, QVC's international operating cash flow decreased 0.2% in the first quarter.

The U.K. continued to show positive results during the quarter with revenue increasing 11% in local currency on an 11% increase in units shipped. QVC Japan's net revenue increased 4% in local currency during the first quarter 2008, the first increase since the first quarter of 2007. Beginning in March 2007, QVC Japan faced a heightened regulatory focus on health and beauty product presentations. As QVC anniversaries the impact to the business and continues to successfully shift product away from these categories and into jewelry and fashion, it has shown productivity gains in those areas. QVC Germany experienced local currency revenue gains in the home and accessories product categories for the quarter resulting in a 1% increase in net revenue. QVC Germany's average selling price in local currency and units shipped increased in the period. QVC Germany experienced a lower gross margin percentage primarily due to a lower initial product margin as a greater percentage of sales shifted to lower margin home products and the home product margin declined. Gross margins were also negatively affected, to a lesser extent, by a higher inventory obsolescence provision.

QVC's outstanding bank debt was $4.49 billion at March 31, 2008.

E-Commerce Businesses

Liberty Interactive's other e-commerce businesses, which include Backcountry.com, Provide Commerce, Bodybuilding.com and BUYSEASONS, had strong financial results in the first quarter and continue to grow at a rapid pace. In the aggregate, the e-commerce businesses experienced revenue and operating cash flow growth of 113% and 144%, respectively, primarily due to the previously mentioned acquisitions. Assuming the businesses were all consolidated on January 1, 2007, revenue and operating cash flow growth of these businesses would have been 37% and 55%, respectively.

Share Repurchases

During the first quarter, Liberty repurchased 4.7 million shares of Series A Liberty Interactive common stock at an average cost per share of $17.56 for total cash consideration of $83 million. From the creation of the Liberty Interactive tracking stock in May 2006 through March 31, 2008, Liberty repurchased 112.6 million shares at an average cost per share of $20.07 for total cash consideration of $2.26 billion. These repurchases represent approximately 16.0% of the shares outstanding at the time of creation of the Liberty Interactive tracking stock. Currently, Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

LIBERTY ENTERTAINMENT GROUP—The businesses and assets attributed to Liberty Entertainment Group are engaged in, or are ownership interests in companies that are engaged in, television and internet distribution and programming, and currently include Liberty's subsidiaries Starz Entertainment, LLC ("Starz Entertainment"), FUN Technologies, Inc., and the Liberty Sports Group, its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interest in DIRECTV. Liberty has identified Starz Entertainment, LLC, a consolidated, wholly-owned subsidiary, as the principal operating segment of Liberty Entertainment Group. As noted earlier, Liberty issued the Liberty Entertainment Group tracking stock on March 4, 2008. The assets and businesses attributed to the Liberty Entertainment Group were previously attributed to the Capital Group. The presentation below treats the assets and businesses attributed to the Liberty Entertainment Group as though they had been attributed to the Group since January 1, 2007.

Liberty Entertainment Group's revenue increased 11% and operating cash flow increased 17% for the quarter. The increases are primarily due to the addition of the Liberty Sports Group which was acquired in February 2008. Liberty Entertainment Group's results are comprised of Starz Entertainment, FUN Technologies, Inc. ("FUN"), and the Liberty Sports Group.

Starz Entertainment, LLC

Starz Entertainment revenue increased 3% to $273 million and operating cash flow increased 1% to $74 million.

The increase in revenue was primarily due to an increase in the effective rates for Starz Entertainment's services. Starz and Encore, the two principal service offerings of Starz Entertainment, experienced average subscription unit increases of 6% and 12%, respectively, during the quarter. The effects of these increases in subscription units are somewhat mitigated by Starz Entertainment's fixed-rate affiliation agreements.

Starz Entertainment's operating expenses increased 4% due to increased SG&A expenses associated with a new Starz branding campaign. Programming expenses were flat as lower bonus payment amortization was offset by a higher effective rate for the movie titles exhibited in 2008. Starz Entertainment continues to expect its 2008 programming expenses to be comparable to 2007 levels as it invests in original programming initiatives with the launch of its series Crash, Head Case, and Hollywood Residential.

"We continue to execute on our strategy of audience aggregation by being a fully integrated media company with the ability to produce all kinds of programming distributed on all platforms," said Starz LLC Chairman and CEO Robert B. Clasen. "In March, we launched a major branding campaign for the Starz premium channels which ties in our various entities and reiterates our strong commitment to deliver high quality entertainment." Clasen added, "The Starz and Encore channels continue to grow in overall subscribers and in relative importance compared to other premium channels as evidenced by Starz' number one ranking in the Nielsen ratings for the first time ever in February."

Share Repurchases

During the quarter, Liberty announced that its Board of Directors authorized the repurchase of up to $1 billion of Liberty Entertainment common stock. There were no share repurchases of Liberty Entertainment stock during the first quarter of 2008.

LIBERTY CAPITAL GROUP—The newly reclassified Liberty Capital tracking stock began trading on March 4th. The businesses and assets attributed to Liberty Capital Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and Liberty Entertainment Group and include its subsidiaries Starz Media, LLC, TruePosition, Inc., Atlanta National League Baseball Club, Inc. (the owner of the Atlanta Braves), Leisure Arts, Inc., and WFRV and WJMN Television Station, Inc., and its interests in Time Warner, Inc. and Sprint Nextel Corporation.

Liberty Capital Group's revenue increased $19 million or 26% and operating cash flow deficit increased $30 million for the quarter. The increase in revenue is primarily due to the acquisitions of the Atlanta Braves baseball club, Leisure Arts and WFRV and WJMN TV stations in 2007. The increase in the operating cash flow deficit is due to marketing costs associated with the release of several Overture films at Starz Media. In addition the Atlanta Braves baseball club, which generally operates at a loss in the first quarter due to the seasonality of its business, contributed to the decrease.

Starz Media followed up the January release of Mad Money with the April release of The Visitor to wide critical acclaim. Mad Money will soon be released on home video and air on Starz' premium channels. Starz' animation and live-action studios continue to produce original and for-hire content to be delivered across the Starz and other distribution channels.

Share Repurchases

During the quarter, Liberty announced that its Board of Directors authorized the repurchase of up to $300 million of Liberty Capital common stock. This authorization replaces the prior repurchase authorization of Liberty Capital common stock. There were no share repurchases of Liberty Capital stock during the first quarter of 2008.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses. Those interests are currently attributed to three tracking stock groups: Liberty Interactive Group, Liberty Entertainment Group and Liberty Capital Group.

As a supplement to Liberty's consolidated statements of operations included in its 10-Q, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment which have been identified as the principal operating segments of Liberty Interactive and Liberty Entertainment, respectively.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2008 to the same periods in 2007. Please see page 10 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2008 presentation. Liberty completed the sale of its controlling interests in OpenTV and On Command during 2007, and as such, the financial results of these companies have been excluded from all periods presented.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	December 31, 2007	March 31, 2008
InterActiveCorp	$1,863	1,728
Expedia(1)	2,189	1,515
GSI Commerce	181	121

Total Attributed Liberty Interactive Group	$4,233	3,364

News Corporation	10,647	—
DIRECTV(1)	—	11,662

Total Attributed Liberty Entertainment Group	$10,647	$11,662

Non-Strategic Public Holdings(2)	5,042	4,565

Total Attributed Liberty Capital Group	$5,042	4,565

(1)
Represents fair value of Liberty's investments in Expedia and DIRECTV. In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values. Does not include 78.3 million DIRECTV shares purchased on April 2, 2008.

(2)
Represents Liberty's non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments. Also includes the liability associated with borrowed shares which totaled $1,183 million and $751 million at December 31, 2007 and March 31, 2008, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	December 31, 2007	March 31, 2008
Cash and Cash Related Investments:
Total Attributed Liberty Interactive Group Cash (GAAP)	$557	646
Total Attributed Liberty Entertainment Group Cash (GAAP)	89	981
Total Attributed Liberty Capital Group Cash (GAAP)(1)	2,489	2,259

Total Liberty Consolidated Cash (GAAP)	$3,135	3,886

Debt:
Senior Notes and Debentures(2)	$3,108	3,108
QVC Bank Credit Facility	4,023	4,489
Other	61	78
Less: Unamortized Discount	(15)	(14)

Total Attributed Liberty Interactive Group Debt (GAAP)	7,177	7,661

Senior Exchangeable Debentures(3)	551	551
Other	54	54

Total Attributed Liberty Entertainment Group Debt	605	605
Less: Fair Market Value Adjustment	(132)	(166)

Total Attributed Liberty Entertainment Group Debt (GAAP)(4)	473	439

Senior Exchangeable Debentures(3)	3,930	3,442
Bank Credit Facility	750	750
Other	44	673

Total Attributed Liberty Capital Group Debt	4,724	4,865
Less: Fair Market Value Adjustment	(659)	(963)

Total Attributed Liberty Capital Group Debt (GAAP)	4,065	3,902

Total Consolidated Liberty Debt (GAAP)(4)	$11,715	12,002

(1)
Does not include $692 million and $643 million of restricted cash on December 31, 2007 and March 31, 2008, respectively, that is reflected in other long-term assets in Liberty's condensed consolidated balance sheet. Please see discussion related to Investment Fund in the footnotes to Liberty's condensed consolidated financial statements included in its most recently filed Form 10-Q.

(2)
Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(3)
Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

(4)
Does not include the $1.98 billion of debt used to fund the April 2, 2008 purchase of 78.3 million DIRECTV shares.

Total attributed Liberty Interactive Group cash and liquid investments increased $89 million compared to December 31, 2007 due to borrowings on the QVC bank credit facility and cash flow from QVC operations offset by the purchase of 14 million shares of InterActiveCorp's common stock for $339 million, the purchase of Liberty Interactive Series A common stock and interest payments. Total attributed Liberty Interactive Group debt increased $484 million from December 31, 2007, due to borrowings on the QVC bank credit facility.

Total attributed Liberty Entertainment Group cash and liquid investments increased $892 million compared to December 31, 2007 primarily due to $500 million of cash received from Liberty Capital Group at the time of formation of the Liberty Entertainment Group tracking stock and $465 million of cash received in the NewsCorp./DIRECTV exchange partially offset by a lower cash balance at Starz Entertainment. Total attributed Liberty Entertainment Group debt remained flat compared to December 31, 2007.

Total attributed Liberty Capital Group cash and liquid investments decreased $230 million compared to December 31, 2007 due to the transfer of $500 million of cash to Liberty Entertainment Group mentioned above, the retirement of $486 million face amount of Liberty's exchangeable debt and cash taxes paid. These cash uses were partially offset by borrowings against certain equity collars and tax sharing payments received from Liberty Interactive Group and Liberty Entertainment Group. Total attributed Liberty Capital Group debt increased $141 million compared to December 31, 2007 due to borrowings against certain equity collars partially offset by the retirement of $486 million face amount of Liberty's exchangeable debt.

Important Notice: Liberty Media Corporation (Nasdaq: LINTA, LINTB, LMDIA, LMDIB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty's earnings release in a conference call which will begin at 3:00 p.m. (ET) on May 8, 2008. The call can be accessed by dialing (877) 681-3378 or (719) 325-4797 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 5:00 p.m. (ET) on May 8, 2008 through 7:00 p.m. (ET) May 15, 2008, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 4488342#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the long-term prospects of QVC and anticipated programming costs for Starz Entertainment in 2008. These forward looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-Q of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; disruption in the production of theatrical films or television programs due to strike by unions representing writers, directors or actors; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses' products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this press release. Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact: John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz Entertainment) owned by or in which Liberty held an interest at March 31, 2008.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2007 and 2008 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(amounts in millions)	1Q07	2Q07	3Q07	4Q07	1Q08
Liberty Interactive Group
QVC (100%)
Revenue—Domestic	$1,174	1,184	1,174	1,676	1,176
Revenue—International	510	509	512	658	589

Revenue—Total	$1,684	1,693	1,686	2,334	1,765

OCF—Domestic	$278	292	278	396	281
OCF—International	96	91	86	135	106

OCF—Total	$374	383	364	531	387

Operating Income	$243	244	231	396	250
Gross Margin—Domestic	36.8%	37.6%	36.6%	35.4%	36.4%
Gross Margin—International	37.6%	37.5%	36.7%	37.3%	36.8%

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Revenue	$265	254	282	265	273
OCF	$73	55	88	48	74
Operating Income	$60	42	78	30	60
Subscription Units—Starz	15.8	16.1	16.0	16.3	16.8
Subscription Units—Encore	28.2	28.4	30.3	30.7	31.4

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended March 31, 2007 and 2008, respectively.

(amounts in millions)	2007	2008
Liberty Interactive Group	$382	401
Liberty Entertainment Group	69	81
Liberty Capital Group	(29)	(59)

Consolidated segment operating cash flow	$422	423

Consolidated segment operating cash flow	$422	423
Stock compensation	(22)	(16)
Depreciation and amortization	(151)	(177)
Interest expense	(150)	(166)
Realized and unrealized gains (losses) on financial instruments, net	344	(285)
Gains on disposition of assets, net	6	3,682
Other, net	84	102

Earnings from continuing operations before income taxes and minority interest	$533	3,563

SCHEDULE 2

The following table provides a reconciliation for QVC and Starz Entertainment of operating cash flow to operating income calculated in accordance with GAAP for the three months ended March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008, respectively.

(amounts in millions)	1Q07	2Q07	3Q07	4Q07	1Q08
Liberty Interactive Group
QVC (100%)
Operating Cash Flow	$374	383	364	531	387
Depreciation and Amortization	(120)	(134)	(129)	(133)	(132)
Stock Compensation Expense	(11)	(5)	(4)	(2)	(5)

Operating Income	$243	244	231	396	250

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Operating Cash Flow	$73	55	88	48	74
Depreciation and Amortization	(6)	(6)	(3)	(6)	(4)
Stock Compensation Expense	(7)	(7)	(7)	(12)	(10)

Operating Income	$60	42	78	30	60

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LIBERTY MEDIA REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS